EXHIBIT 10.4
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                              EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT made and entered into as of the 8th day of August, 1996, by and among DOLLAR FINANCIAL GROUP, INC., a New York corporation ( DFG or SUBSIDIARY ), DFG HOLDINGS, INC., a Delaware corporation ( HOLDINGS or PARENT ) (collectively referred to as the
      EMPLOYER ) and JEFFREY WEISS, who resides at 260 Radnor-Chester Road, Villanova, PA 19085 (the EXECUTIVE ).

                              W I T N E S S E T H :
                              - - - - - - - - - -

          WHEREAS, Employer and Executive are parties to a certain Employment Agreement, dated as of June 30, 1994 (the Prior
     Agreement );

          WHEREAS, certain subsequent events, including a change of name by Employer, make an amendment of the Prior Agreement appropriate; and

          WHEREAS, Employer desires to continue to employ Executive and Executive desires to accept employment by Employer upon the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

          1.   Termination of Prior Agreement.  The Prior Agreement is
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     hereby terminated, and superseded by this Agreement.  The Executive shall be entitled to his accrued salary under the Prior Agreement, prorated to the date hereof. With respect to calendar year 1996, no bonus shall be due or payable under the Prior Agreement. The bonus, if any, payable Executive for calendar year 1996 shall be determined under this Agreement.

          2.   Employment; Term.  Employer agrees to employ Executive, and
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     Executive agrees to be so employed, in the capacity of Chairman of the
     Board and Chief Executive Officer of Employer, for a term commencing on the date hereof and ending on the later to occur on the third anniversary of the date hereof and the first anniversary of the date on which Employer gives written notice of termination of employment to Executive.

          3.   Time and Efforts; Place of Performance.  Executive shall
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     diligently and conscientiously devote substantially his full business time and attention and best efforts to the business of Employer and the discharge of his duties hereunder. It is understood that Executive may serve as an outside director of one

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     or more not for profit corporations, without violating the terms hereof, provided that such entities are not principally engaged in business directly competitive with Employer.

          Executive s employment hereunder shall be principally based in the Philadelphia, Pennsylvania metropolitan area.

          4.   Base Salary.  In partial consideration of the services of
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     the Executive, Employer shall pay or cause one or more of its subsidiary or affiliated corporations to pay to Executive a salary at an annual rate of $400,000 (the Base Salary ), in equal installments in accordance with the past payroll practices of Employer, but in no event less frequently than monthly. The Base Salary may be adjusted upward annually in the discretion of the board of directors of Parent, or the authorized committee thereof.

          5.   Incentive Compensation.  As further compensation for the
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     services of Executive, Employer shall pay Executive annual cash bonuses determined as follows and payable within sixty (60) days of December 31 of the relevant calendar year:

          (i) Subject to subparagraph (iv), Executive shall be eligible to receive with respect to each calendar year during the term hereof a cash bonus in an amount equal to 60% of the Base Salary paid to Executive during the relevant calendar year pursuant to the terms of this Agreement (the Target Bonus Amount ).

          (ii) The actual bonus due hereunder for a particular calendar year shall be determined based upon the achievement by the Employer of annual EBITDA (income before income taxes, depreciation, amortization, interest expense, management fees and incentive compensation payments) and other operating and financial target results for such calendar year. EBITDA for a year shall be computed from the audited annual financial statements of Holdings and its subsidiaries for such year. EBITDA and other targeted operating and financial results for the 1996 calendar year and future calendar years shall be determined in good faith by the compensation committee of the Board of Directors of the Employer in consultation with Executive. The parties will use their best efforts to establish EBITDA targets within 30 days after the date thereof.

          (iii) For so long as Nora Kerppola and/or Wesley W. Lang, Jr. are active members of Employer s board of directors, in calculating annual bonus amounts, a weight of 66.6% shall be assigned to achievement of targeted EBITDA results, on the one


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     hand, and a weight of 33.4% shall be assigned to achievement of other targeted results, on the other hand, and the bonus shall be determined on the basis of the percentage of achievement of the blended results. Thereafter, a weight of 100% shall be assigned to achievement of targeted EBITDA results, and other targeted results shall have no bearing on the calculation of Executive s cash bonus.

          (iv) (a) In the event the Employer achieves 100% of targeted results, the bonus payable shall be equal to the Target Bonus Amount for such calendar year.

               (b) In the event the Employer achieves results in excess of targeted results, the bonus payable shall be in an amount equal to the Target Bonus Amount for such calendar year plus an amount (the
      Incremental Bonus Amount ) equal to two (2%) percent of the Target Bonus Amount for each one (1%) percent by which actual results exceeded targeted results. In no event shall the Incremental Bonus Amount be in an amount in excess of 40% of Executive s Base Salary for the relevant calendar year.

               (c) In the event that actual results amounting to between 80% and 100% of targeted results are achieved, the bonus payable shall be equal to the Target Bonus Amount for such calendar year less an amount equal to two (2%) percent of the Target Bonus Amount for each one (1%) percent by which actual results were less than targeted results.

               (d) In the event that actual results amount to less than 80% of targeted results, no cash bonus shall be payable.

          (v) In connection with the calculation of the bonus payable to Executive for a given year, the EBITDA of entities acquired during the relevant calendar year shall be included in the relevant calendar year in the relevant calculations from the date of acquisition, net of an appropriate capital charge for additional equity capital employed.

          (vi) In the event Executive s employment is terminated by reason of Cause (as herein defined), or the Executive s resignation (other than a resignation pursuant to Section 9(c)), no bonus for the year in which termination or resignation occurs shall be payable. If Executive s employment terminates for any other reason, Executive s bonus for the year in which termination occurs shall be calculated on the basis of the Employer s results for the full fiscal year in which termination occurs, but his bonus shall be prorated based upon the number of days in such year in which he was employed by Employer.

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          6.   Stock Options.  A.  Executive is hereby granted non
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     -qualified options to acquire up to 2,625 shares of the common stock of Parent at a price of $1,000 per share (the Options ). Common stock of Parent is referred to herein as Shares . The Options will be exercisable by payment of the exercise price in cash or Shares owned by the Executive (at fair market value). The Options shall have the following terms and provisions:

               (i)  Term of ten (10) years from June 30, 1994, provided,
                                                               --------
      however, that in the event of termination of employment of the
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     Employee for any reason whatsoever, the Options will terminate unless exercised within 60 days following the date on which termination occurs.

               (ii) Vesting in equal monthly increments over three (3) years, commencing with the month of July, 1994. All Options shall become immediately vested upon the occurrence of any of the following: termination of Executive s employment without Cause; Change of Control (as herein defined) of Parent; sale of equity securities of Parent in a public offering; sale by Parent of substantially all the assets or stock of Subsidiary; or death of Executive during his employment hereunder or disability of Executive resulting in termination of his employment with Employer.

          On August 8, 1996, Parent and its stockholders have executed an Amended and Restated Shareholders Agreement (the Shareholders Agreement ). All Shares issuable upon the exercise of the Options shall be subject to the terms of the Shareholders Agreement. The Options are personal to the Employee and are non-transferable, except that upon the Employee s death, the Options shall be transferable to his personal representative.

          Upon a cash exercise of the Options (in full or in part), Employer will lend to Executive (the Option Loan ) an amount equal to the exercise price of the Options (or the portion thereof actually exercised). Such Option Loan shall be repayable upon the third anniversary of the date of advance. Interest on the unpaid principal balance thereof shall accrue at a fixed rate equal to the Prime Rate charged by PNC at the time of exercise of the Option plus two (2%), payable upon maturity. Such Option Loan will be collateralized by a pledge of the Shares acquired pursuant to the subject exercise of the Options. The recourse of the Employer to collect the Option Loan, and any interest accrued thereon, shall be limited to such pledged Shares and Employer shall have no further recourse against Executive in order to collect any such amounts. In the event that Employer forecloses upon the collateral, Executive shall retain the benefit of the


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     amount by which the value of the collateral exceeds the principal and interest due on the Option Loan. If after exercise of the Options Parent shall exercise a right, or have an obligation, under the Shareholders Agreement, to purchase the Shares which were subject to the Option, the principal amount of the Option Loan, and all accrued interest thereon, shall be offset against the purchase price of said Shares, with such offset being applied against installments on account of the purchase price coming due under the Shareholders Agreement in the order of maturity.

          B. In addition to the Option, Executive is hereby granted additional options (the Additional Options ) to acquire up to 1,125 shares of the common stock of Parent at an exercise price as described below. The term of the Additional Options shall be ten (10) years from June 30, 1994; provided, however, that if a Liquidity Event (as
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     herein defined) shall not theretofore have occurred, the term of the
     Additional Options shall automatically be extended for an additional ten years. The Additional Options are personal to the Employee and are non-transferable, except that upon the Employee s death, the Additional Options shall be transferable to his personal representative.

          The initial exercise price of the Additional Options was $1,000 per share. On each of June 30, 1995 and June 30, 1996 the exercise price increased by 40% over the exercise price applicable for the prior year. On each of June 30, 1997 and June 30, 1998, the exercise price shall increase by 40% over the exercise price applicable for the prior year. From and after June 30, 1999, the exercise price shall be $5,000 per share. The Additional Options will be exercisable by payment of the exercise price in cash or common stock of Parent (at fair market value).

          The Additional Options are immediately vested. However, the Additional Options are exercisable only (I) in the event of a Change of control or Holdings shall make an initial public offering of its shares of common stock (each, a Liquidity Event ), and (ii) if, at the time of occurrence of such Liquidity Event, the Executive s employment with the Employer shall not have been terminated by reason of his resignation (other than a resignation pursuant to Section 9(e)) or discharge for Cause. The Shares subject to the Additional Options shall not be subject to the Shareholders Agreement.

          C. In addition to the Options and the Additional Options, Executive is hereby granted supplemental options (the Supplemental Options ) to acquire up to 1,575 shares of the common stock of the Parent at an exercise price of $1,600 per share. Further, the Supplemental Options shall be exercisable

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     only in the event that at the time of exercise, Weiss, Peck and Greer realized an internal rate of return of 35% or greater on its equity investment in Employer made concurrent with the execution of this Agreement in connection with the acquisition of Any-Kind Check Cashing Centers, Inc. and related transactions. The Supplemental Options shall otherwise be subject to the terms and conditions applicable to the Options as set forth in this paragraph 6, provided, however, that the term shall be ten (10) years from the date hereof and vesting in equal monthly increments over three (3) years shall commence with the month of August, 1996.

          D. During the three year period commencing on June 30, 1994, with the concurrence of the Employee (which shall not unreasonably be withheld), Holdings may grant options to acquire up to 1,200 Shares to persons who, at the time of grant, are employees of the Employer or one of its subsidiaries (the Employee Options ). The Employee Options shall be in substantially the same form and shall contain substantially the same terms as the Options and the Additional Options, and shall be issued in the same proportion to each such employee as the Options and Additional Options are granted hereunder to the Executive. Each grant of an Employee Option shall result in a reduction of the number of Shares subject to the Option and the Additional Option in an amount equal to 52.5% and 22.5%, respectively, of the number of Shares subject to such Employee Option. In addition, to the extent Employee Options covering fewer than 1,200 Shares have been issued on or prior to the third anniversary of June 30, 1994, the number of Shares subject to the Options and the Additional Options shall, effective as of the day following the third anniversary of the date hereof, be further reduced by the Reduction Amount (as herein defined). The Reduction Amount shall be an amount determined by subtracting from 1,200 the number of Shares subject to Employee Options actually granted, and multiplying the resulting number by 37.5%. The Reduction Amount shall be allocated 70% to the Options and 30% to the Additional Options. It is understood that, pursuant to a Subscription Agreement of June 30, 1994, Holdings has granted to WPG Corporate Development Associates IV L.P. and WPG Corporate Development Associates IV (Overseas), Ltd. options to purchase Shares in an amount equal, in the aggregate, to 50% of the Reduction Amount. For the purposes of this paragraph D, Employee Options which are granted but subsequently forfeited (regardless of when forfeited) shall be deemed not to have been granted.

          E. Holdings agrees that it will not claim a deduction for federal income tax purposes resulting from the grant (but not the

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     exercise) of the Options and the Additional Options to the Executive.

          F. The exercise price, and the number of shares subject to the Options and the Additional Options, are subject to equitable adjustment to take into account stock dividends, stock splits, recapitalizations and other dilutive events, all as reasonably determined in good faith by the Company s board of directors.

          7.   Benefits.  Executive shall be eligible to participate in all
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     fringe benefit programs of Employer offered from time to time to its senior management employees (including, without limitation, auto allowance, life insurance, disability insurance, dental and medical coverage, profit sharing, pension, 401(k), and vacation), but in no event shall the total package of benefits be less than that accruing to Executive as of the date hereof pursuant to the Prior Agreement.

          8.   Expenses.  Employer will reimburse Executive for all
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     reasonable, ordinary and necessary expenses (including travel)
     incurred by him in carrying out his duties under this Agreement. Employer acknowledges the business value to the Employer of such expenditures. Executive shall present Employer from time to time with an itemized statement of such expenses in such form as the Employer may request.

          9.   Termination.
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               (a)  Executive s employment under this Agreement may be
     terminated without further liability by Employer at any time for Cause (defined, for purposes of this Agreement, as (I) Executives willful refusal, after written notice by Employer, to cure within a period of 30 days any continuing material breach hereof or (ii) a final non-appealable adjudication in a criminal or civil proceeding that Executive has committed a fraud or felony relating to or adversely affecting this employment).

               (b) Employer may terminate Executive s employment hereunder at anytime, including upon the occurrence of the disability of Executive, upon 90 days written notice to Executive, upon payment of a severance benefit (the Severance Benefit ) equal to the sum of (i) two (2) years of Base Salary at the then current rate and (ii) the cash bonus received by Executive for the most recently completed calendar year, payable in 24 equal consecutive monthly installments on the first day of each month, commencing with the month after the month in which termination occurs. Payment of the Severance Benefit shall be Executive s sole remedy in the event of the Employer's

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     termination of this Agreement for any reason.  Executive will cooperate in order to allow Employer to purchase disability insurance regarding Executive in order to fund its obligation hereunder.

               (c) If there is a Change of Control, Executive may elect to terminate his employment hereunder within 90 days of such change, in which case he shall be entitled to receive from Employer a cash payment equal to the Severance Benefit.

               (d) In the event Executive shall be indicted for a crime not involving the Employer or any of its subsidiaries, subject to giving the Executive a full opportunity to make a presentation to the Board of Directors, the Employer shall have the right to terminate the employment of the Executive pursuant to this paragraph (d). If it does so, it shall continue to pay the Executive s Base Salary until the first to occur of (I) conviction of the felony or a lesser included offense or a plea of nolo contendere by the Executive, or
                                   ---- ----------
     (ii) the Executive s acquittal. In the event of the Executive s acquittal, Executive shall be entitled to his Severance Benefit, commencing as of the date of such acquittal, but the amount paid to him pursuant to this paragraph (d) shall be credited toward the Severance Benefit. In the event of a conviction or plea of nolo
                                                                 ----
      contendere, Executive shall immediately repay the amount paid
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     pursuant to this paragraph (d), and, if not immediately repaid and without limiting Employer s other remedies, Employer shall have the right to offset said sum against monies due to the Executive by reason of the purchase of shares or options of Holdings formerly owned by Executive and purchased by Holdings.

               (e) For purposes of this Agreement, a Change of Control shall be deemed to have occurred if and when :

               (1) WPG Corporate Development Associates IV, L.P., WPG Corporate Development Associates IV (Overseas), L.P., Pegasus Partners, L.P., PAG Dollar Investors LLC and General Electric Capital Corporation, collectively, shall cease to own equity securities having at least 51% of the voting power of Holdings other than by reason of, or as a result of, a public offering of
                    Holdings  shares; provided, however, that shares of
                                      --------  -------
                    Holdings held by (I) any liquidating trust for any of
                    said parties, (ii) the partners, members or stockholders of any of said parties, (iii) the partners, members or stockholders of any of said parties in the event of the liquidation of such parties, or (iv) any

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                    venture capital or management buy out fund sponsored by
                    Weiss, Peck & Greer shall not be deemed to constitute a Change of Control for the purposes of this subparagraph
                    (1);

               (2) the Company becomes a subsidiary of another unaffiliated corporation or shall be merged or consolidated into another unaffiliated corporation; or

               (3) all or substantially all of the Company s assets shall have been sold to an unaffiliated party or parties.

                    (f)  Executive shall not be required to seek
     alternative employment following the payment to him of any Severance Benefit hereunder and in no event shall any compensation earned or amounts paid to Executive in any such alternate employment serve to mitigate Employer s severance obligations to Executive hereunder.

          10.  Restrictive Covenant.  In consideration of Employer s grant
               --------------------
     of options to Executive, and its covenant to pay a Severance Benefit, each as contained herein, without prior written consent of the Board of Directors of Employer, Executive agrees that he will not for a period of two (2) years following the termination of Executive s employment with Employer for any reason whatsoever, (or to such lesser extent and for such lesser period as may be deemed enforceable by a court of competent jurisdiction, it being the intention of the parties that this Section 10 shall be so enforced): (a) directly or indirectly engage in the same state or territory of the United States in any business in direct competition with the primary business conducted by Employer at the time of termination, either as employee, independent contractor, 5% or greater owner, partner, lender or stockholder; and further provided, that the foregoing shall not be construed to prohibit ownership of less than 2% of the outstanding shares of any public corporation); (b) solicit, canvass, or accept any business for any other company, or business similar to any business of Employer, from any past, present or future (as defined below) customer of Employer; (c) directly or indirectly induce or attempt to influence any employee of Employer to terminate his employment; or (d) directly or indirectly request any present or future ( future , as used herein, shall mean at or prior to the time of termination of employment) entities with whom Employer has significant business relationships to curtail or cancel their business with Employer. In addition and without limiting the foregoing, upon the

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     termination of the Executive s employment by the Employer for any reason, whether before or after the expiration of the term of his employment, Executive shall not at any time directly or indirectly disclose to any person, firm or corporation any trade, technical or technological secrets, any details of organization or business affairs, or any names of past or present customers of Employer. For the purposes of this Section 10, the term Employer shall be deemed to include Employer and all of its subsidiaries.

          11.  Inventions.  All inventions, discoveries, improvements,
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     processes, formulae and data relating to Employer s business that
     Executive may make, conceive or learn during the term of his employment by the Employer (whether before, during or after the term of this Agreement, whether during working hours or otherwise, or within six months following the termination of his employment for any reason) shall be the exclusive property of Employer. Executive agrees to make prompt disclosure to the board of directors of Employer of all such inventions, etc., and to do at Employer s expense all lawful things necessary or useful to assist Employer in securing their full enjoyment and protection. In the event of any breach or threatened breach of the provisions of this Section 11 or the preceding Section 10, Employer may apply to any court of competent jurisdiction to enjoin such breach. Any such remedy shall be in addition to Employer s remedies at law under such circumstances.

          12.  Notices.  Any notice given hereunder shall be in writing and
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     delivered or mailed by certified mail or overnight courier service
     (with proof of delivery) and addressed to the appropriate party at the address set forth below or at such other address as the party shall designate from time to time in a notice; and if to Employer, with a copy to Altheimer & Gray, 10 S. Wacker Drive, Chicago, IL 60606,
     Attention:  David W. Schoenberg, Esquire

          Jeffrey Weiss            Dollar Financial Group.
          260 Radnor-Chester Road  1436 Lancaster Avenue, Suite 210
          Villanova, PA  19085     Berwyn, PA  19312
                                   Attention:  President

          13.  Binding Effect.  This Agreement shall inure to the benefit
               --------------
     of and be binding upon Employer, its successors and assigns.
     Executive acknowledges that these services are unique and personal. Accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

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          14.  Waiver.  Failure to insist in any one or more instances on
               ------
     strict compliance with the terms of this Agreement shall not be deemed a waiver. Waiver of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.

          15.  Governing Law; Disputes.  This Agreement is made and
               -----------------------
     delivered in, and shall be construed in accordance with the substantive laws of, the Commonwealth of Pennsylvania and the United States of America without regard to conflict of law principles. Any claims, controversies, demands, disputes or differences between or among the parties hereto arising out of, or by virtue of, or in connection with, or otherwise relating to this Agreement shall be submitted to and settled by arbitration conducted in Philadelphia, Pennsylvania before one or three arbitrators, each of whom shall be knowledgeable in the field of employment law. Such arbitration shall otherwise be conducted in accordance with the rules then obtaining of the American Arbitration Association. The parties hereto agree to share equally the responsibility for all fees of the arbitrators, abide by any decision rendered as final and binding, and waive the right to appeal the decision or otherwise submit the dispute to a court of law for a jury or non-jury trial. The parties hereto specifically agree that neither party may appeal or subject the award or decision of any such arbitrator to appeal or review in any court of law or in equity or by any other tribunal, arbitration system or otherwise. Judgment upon any award granted by such an arbitrator may be enforced in any court having jurisdiction thereof.

          16.  Severability.  In the event that any provision of this
               ------------
     Agreement shall be determined to be invalid by a court of competent jurisdiction, such determination shall in no way affect the validity or enforceability of any other provisions hereof.

          17.  Entire Agreement; Miscellaneous.  The parties acknowledge
               -------------------------------
     and agree that they are not relying on any representations, oral ro written, other than those expressly contained herein. This Agreement supersedes all proposals, oral or written, all negotiations, conversations or discussions between the parties and all course of dealing. All prior understandings and agreements between the parties regarding employment matters are hereby merged in this Agreement, which alone is the complete and exclusive statement of their understanding as to employment. No waiver or modification of this Agreement shall be valid unless the same shall be in writing and signed by the party sought to be charged therewith. Time is of the essence in this Agreement and each and every provision

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     hereof.  This is a personal services agreement; no agency, partnership, joint venture or other joint relationship is created hereby. The parties acknowledge that they each participated in drafting this Agreement, and there shall be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part hereof. Paragraph headings are for convenience of reference only and are not intended to create substantive rights or obligations.

          IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned as of the day and year first above written.


     DFG HOLDINGS, INC.                 DOLLAR FINANCIAL GROUP, INC.



     By:/s/ Donald F. Gayhardt, Jr.     By:/s/ Donald F. Gayhardt, Jr.
        ---------------------------        ---------------------------
          ( Employer )                       ( Employer )



     /s/ Jeffrey A. Weiss
     ------------------------------
     Jeffrey A. Weiss



     NYFS06...:\47\41847\0008\1710\FRMD186U.530